Exhibit 99.1
BLACKROCK

Contact
Paul L. Audet:    (212) 409-3555
                            invrel@blackrock.com

BlackRock, Inc. Reports Third Quarter Earnings and Diluted EPS of $33.2 Million and $0.51,
Up 21% Year-Over-Year and Announces Terms of Proposed New Long-Term
Retention and Incentive Program

New York, October 11, 2002 – BlackRock, Inc. (NYSE:BLK) today reported net income of $33.2 million for the third quarter ended September 30, 2002, a 21% increase compared with $27.4 million earned in the third quarter of 2001 and a 5% decrease compared with $34.8 million earned in the second quarter of 2002. Diluted earnings per share for the third quarter of 2002 were $0.51 compared with $0.42 and $0.53 for the third quarter of 2001 and the second quarter of 2002, respectively. Operating income of $55.5 million increased 30% compared with $42.5 million earned in the third quarter of 2001 (See Table 1).

Net income for the nine months ended September 30, 2002 was $99.4 million, a 26% increase compared with $79.1 million earned in the nine months ended September 30, 2001. Diluted earnings per share for the nine months ended September 30, 2002 were $1.52, a 25% increase compared with $1.22 for the nine months ended September 30, 2001. Operating income for the nine months ended September 30, 2002 was $160.1 million, a 26% increase compared with $127.2 million earned during the nine months ended September 30, 2001.

Assets under management (“AUM”) at September 30, 2002 were $245.9 billion, a 9% increase compared with $225.6 billion at September 30, 2001 and a 2% decrease from the $249.8 billion reported at June 30, 2002. The $20.3 billion increase in AUM from September 30, 2001 reflects net new business of $22.3 billion in long-dated products and outflows of $7.7 billion in liquidity assets, including $2.4 billion in low-fee securities lending accounts. The $3.9 billion decrease in AUM from second quarter 2002 reflects net new business of $1.5 billion in long-dated products and outflows of $7.0 billion in liquidity assets.

“Our third quarter results demonstrate our ability to achieve strong earnings in the face of extraordinarily adverse business and market conditions,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “We remain confident in our ability to generate organic growth over time driven by sustained competitive performance in our traditional products, ongoing delivery of exceptional client service, continuing strong financial discipline and success in making highly selective investments that broaden our capabilities.”

Third Quarter Highlights

❖
Adverse markets continued to dampen the effect of new business efforts, with over $3.4 billion, or 86%, of the net decrease in assets under management attributable to sharp declines in both domestic and international equity markets.

❖	Net new business continued to be strong in several channels, including $2.8 billion from international clients and $830 million in net new closed-end fund assets.

❖
We recorded net new business in fixed income of $1.2 billion, bringing the year-to-date total to $19.1 billion. In addition, we successfully completed the offering of a new high yield collateralized bond obligation, adding net new alternative investment assets of $312 million during the quarter.

BlackRock Earnings Release
October 11, 2002

❖
Equities continued to be a mixed story, with net new business of $476 million in international equities offset by $509 million outflows in domestic equities. Importantly, momentum is building in our emerging cap value effort, which we launched at the beginning of the year. In addition, we announced the acquisition of Cyllenius Capital Management, which largely completes the build-out of our fundamental emerging cap growth team and adds an all-cap growth equity hedge fund to our product offerings.

❖
Liquidity flows remained exceptionally volatile, with assets down $7.0 billion from second quarter-end. As in previous quarters, however, assets rebounded immediately after quarter-end, recovering $3.5 billion in the first 7 business days of October. Given the historically low level of interest rates, we remain highly cautious on liquidity balances for the remainder of this year.

❖
We closed the quarter with $6.3 billion of wins to be funded and a very active pipeline of searches in process for fixed income, international equity and domestic emerging cap equity. We expect to complete the Cyllenius acquisition during the fourth quarter; and we continue to consider a variety of strategic initiatives that can further enhance and expand our product and distribution capabilities over time.

Total revenue for the quarter ended September 30, 2002 increased $2.4 million or 2% to $137.1 million compared with the third quarter of 2001. The increase was primarily the result of a $10.2 million or 18% increase in separate account base fees and a $4.4 million increase in other income partially offset by an $11.5 million decrease in separate account performance fees and a $0.7 million decrease in mutual fund fees. The increase in separate account base fees was driven by a $27.5 billion or 23% increase in fixed income separate account assets. The decrease in separate account performance fees was attributable to investment performance on the firm’s fixed income hedge fund which, as noted in our second quarter earnings release and Form 10-Q filing, has resulted in a high water mark for the fund. BlackRock cannot generate additional performance fees on the fund until such time as positive investment performance exceeds the high water mark. The decrease in mutual fund revenue for the third quarter included an $11.4 million or 39% decline in revenue earned on the BlackRock Funds largely due to a $4.8 billion or 53% decline in equity mutual fund assets from September 30, 2001 resulting from redemptions by PNC affiliated entities and clients as well as a significant decline in the equity markets. The decrease in BlackRock Fund revenue was partially offset by strong growth in BlackRock Provident Institutional Fund, closed-end fund and short-term investment fund revenues, which increased $10.6 million or 46%. The increase in other income was primarily due to increased sales of BlackRock Solutions products and services.

Total revenue for the nine months ended September 30, 2002 increased $36.2 million or 9% from the prior year. The year-to-year increase was primarily the result of a $22.0 million or 10% increase in separate account revenue and a $14.7 million or 53% increase in other income primarily associated with increased sales of BlackRock Solutions products and services. The year-to-year increase in separate account revenue was driven by a 20% increase in separate account base fee revenue of $32.8 million due to strong organic growth in assets under management, which was partially offset by a decrease in performance fees of $10.8 million. Mutual fund revenue for the nine-month period decreased slightly compared to 2001 as increases in BPIF and closed-end fund revenue of $18.7 million and $8.1 million, respectively, were more than offset by a $27.4 million reduction in BlackRock Fund revenue. The increase in BPIF revenue was reflective of an increase in average assets under management of approximately $12 billion or 28% while the increase in closed-end fund revenue was due to a $3.4 billion

BlackRock Earnings Release
October 11, 2002

increase in assets associated with new funds. The decrease in BlackRock Fund revenue was largely attributable to a $4.8 billion decline in equity mutual fund assets.

BlackRock’s operating margin for the third quarter of 2002 was 42.9% compared with 35.5% for the third quarter of 2001. The third quarter 2002 operating margin included a 1.5% benefit resulting from losses on employee investment elections in the Company’s deferred compensation plans, which equally reduce compensation and benefits and investment income. Total expense for the third quarter of 2002 decreased $10.6 million or 12% to $81.6 million compared with $92.3 million for the third quarter of 2001. The decrease was attributable to decreases in compensation and benefits, fund administration and servicing costs – affiliates and amortization of intangible assets of $3.8 million, $7.2 million and $2.4 million, respectively, partially offset by an increase in general and administration expense of $2.8 million. The decrease in compensation and benefits was primarily due to reductions in incentive compensation expense associated with the reduction in hedge fund performance fees and the previously noted employee investment losses in the Company’s voluntary and involuntary deferred compensation plans. The reduction in fund administration and servicing costs-affiliates reflects reductions of PNC client investments in the BlackRock Funds due to redemptions and market declines and the effect of a revised investment services agreement with PNC. The decline in amortization of intangible assets was due to the Company’s adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” The increase in general and administration expense was largely due to higher marketing and promotional expenses associated with closed-end fund launches and increased sales of other products and services. In addition occupancy and technology related expenses increased due to the completion of the new corporate headquarters at 40 East 52nd Street, New York, New York. Non-operating income for the third quarter 2002 decreased $2.5 million primarily due to investment losses on Rabbi Trust assets associated with the Company’s deferred compensation plans.

Total expense for the nine months ended September 30, 2002 increased $3.2 million or 1% compared with the nine months ended September 30, 2001. The increase was the result of higher compensation and benefits and general and administration expenses of $13.5 million and $11.5 million, respectively, offset by lower fund administration and servicing costs-affiliates and amortization of intangible assets of $14.5 million and $7.2 million, respectively. The increased level of compensation and benefit expense was primarily due to higher staffing levels to support business growth and increased incentive compensation expense based on the growth in operating income. General and administration expense increases were driven by occupancy and technology related expenses associated with the completion of the new corporate headquarters at 40 East 52nd Street, New York, New York and higher marketing and promotional expenses related to increased sales of existing products and the launch of new closed-end funds. Decreases in fund administration and servicing costs-affiliates primarily reflect reductions of PNC client investments in the BlackRock Funds. The decline in amortization of intangible assets was due to the Company’s adoption of SFAS No. 142.

Outlook. Based on current conditions, particularly the recent significant declines experienced in the domestic and international equity markets, management expects that fourth quarter diluted earnings per share will be in a range of $0.50-$0.52 with full year 2002 results increasing 22%-24% to $2.02-$2.04. If recent economic weakness and equity market deterioration persist, management would expect that 2003 diluted earnings per share would trend to the lower half of our previous guidance range of $2.28-$2.38.

New Retention and Incentive Program. In addition, BlackRock today announced the terms of a new long-term retention and incentive program for key employees that it has developed with The PNC Financial Services Group, Inc. (NYSE: PNC). The program, which consists of both stock options and deferred compensation, seeks to provide continuity of the management team, whose contracts expire at

BlackRock Earnings Release
October 11, 2002

the end of this year, while promoting development of the firm’s future leaders. In addition, the program is designed to mitigate the dilution to BlackRock’s public shareholders, most significantly through the use of performance hurdles for deferred compensation vesting, and funding to be provided by PNC, as more fully described below.

“In investment management, our people are our most important assets,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Our greatest challenge is, and always will be, attracting and retaining highly talented professionals who can help us achieve our growth targets and create long-term shareholder value. The program announced today will be vital in helping us meet these challenges.”

The new program seeks to achieve these objectives through the use of both stock options and deferred compensation that will reward stock price appreciation over the next four years. Specifically, options on up to 3.5 million shares of BlackRock stock may be granted at market, subject to vesting at December 31, 2006. In addition, up to $240 million of deferred compensation may be awarded, with payment subject to the achievement of performance hurdles no later than March 2007. If the performance hurdles are achieved, up to $200 million of the deferred compensation plan will be funded with a contribution from PNC of up to 4 million shares of BlackRock common stock to be distributed to plan participants, less withholding, along with an option to put such distributed shares back to BlackRock at fair market value. BlackRock will fund the remainder with up to $40 million in cash.

“Over the past year, we have worked very closely with both BlackRock’s and PNC’s Boards of Directors to craft a program that balances the needs of the business with the interests of our public shareholders,” added Mr. Fink. “PNC’s willingness to fund a substantial portion of the deferred compensation plan out of its BlackRock holdings clearly demonstrates a desire to ensure that the strength and depth of BlackRock’s team is sustained for the benefit of all shareholders. We could not have developed a program of this nature without PNC’s support and participation.”

Initially, BlackRock expects to award approximately 3.36 million option shares and approximately $130 million of deferred compensation to over 100 senior professionals. The remainder of the program awards will be reserved for grants over the next two years to professionals who exhibit leadership qualities and demonstrate the potential to make significant contributions to the firm over time. “This program is being used to build the firm’s future, not reward past contributions. Both the initial allocations and the magnitude of the amount reserved for future grants are fully consistent with that philosophy,” noted Mr. Fink.

The initial grant of stock options is expected to have a value of approximately $50 million under the Black-Scholes option pricing model. If expensed, it is currently expected that the options would reduce reported quarterly diluted earnings per share over the period from October 1, 2002 through December 31, 2006 by approximately $0.03. The stock options will be granted under BlackRock’s Stock Award and Incentive Plan, which was previously approved by BlackRock’s shareholders.

The deferred compensation will vest at the end of any three-month period beginning in 2005 or 2006 during which the daily average closing price of BlackRock’s common stock is $65 per share. If that performance hurdle is not achieved, the Compensation Committee of BlackRock’s Board of Directors may, in its sole discretion, vest a portion of the program if the company realizes compound annual growth in diluted earnings per share of at least 10% from January 1, 2002 to December 31, 2006 and BlackRock’s publicly-traded stock performs in the top half of its peer group during that time. Awards under the plan may also fully vest upon certain change in control events. There will be no expense recognition associated with the deferred compensation unless vesting occurs or a partial vesting determination by the Compensation Committee of BlackRock’s Board is considered reasonable and

BlackRock Earnings Release
October 11, 2002

probable. Notwithstanding the fact the deferred compensation awards will not be paid until early-2007, at such time as vesting occurs, BlackRock will record compensation expense, less any applicable taxes. In addition, at the time that the deferred compensation awards are distributed, BlackRock will record an increase in shareholder’s equity equal to the fair market value of the BlackRock common stock distributed to employees from shares surrendered by PNC. There will be no change in fully diluted shares upon vesting of the deferred compensation because the shares contributed by PNC to fund the awards are already issued and outstanding.

The terms of the program are subject to regulatory approval and to approval by BlackRock’s shareholders at the next annual meeting in May 2003.

About BlackRock. BlackRock is one of the largest publicly traded investment management firms in the United States with $246 billion of assets under management as of September 30, 2002. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management and investment system services to a growing number of institutional investors under the BlackRock Solutions name. Clients are served from the Company’s headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Tokyo and Wilmington. BlackRock is majority-owned by The PNC Financial Services Group (NYSE: PNC) and by BlackRock employees.

Forward Looking Statements. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to BlackRock’s outlook for fourth quarter 2002 and full years 2002 and 2003 earnings, fixed income hedge fund investment performance, potential new business opportunities, liquidity asset levels and other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “pipeline,” “believe,” “comfortable,” “expect,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s Securities and Exchange Commission (the “SEC”) reports and those identified elsewhere in this report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the investment performance of BlackRock’s advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government

BlackRock Earnings Release
October 11, 2002

agencies relating to BlackRock or PNC; (11) terrorist activities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; and (12) the ability to attract and retain highly talented professionals.

BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2001 and BlackRock’s subsequent reports filed with the Securities and Exchange Commission, accessible on the SEC’s website at <http://www.sec.gov>, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

###

TABLE 1

BlackRock, Inc.
Financial Highlights
(Dollar amounts in thousands, except share data)
(unaudited)

	Three months ended			Variance vs.
	September 30,		June 30,	September 30, 2001		June 30, 2002
	2002	2001	2002	Amount	%	Amount	%

Total revenue	$137,132	$134,782	$156,695	$2,350	2%	$(19,563)	-12%
Total expense	$81,636	$92,250	$101,990	$(10,614)	-12%	$(20,354)	-20%
Operating income	$55,496	$42,532	$54,705	$12,964	30%	$791	1%
Net income	$33,165	$27,376	$34,836	$5,789	21%	$(1,671)	-5%
Diluted earnings per share	$0.51	$0.42	$0.53	$0.09	21%	$(0.02)	-4%
Average diluted shares outstanding	65,338,340	64,947,840	65,333,228	390,500	1%	5,112	0%
EBITDA (a)	$61,160	$52,190	$63,684	$8,970	17%	$(2,524)	-4%
Operating margin (b)	42.9%	35.5%	37.8%

Assets under management ($ in millions)	$245,863	$225,596	$249,778	$20,267	9%	$(3,915)	-2%

	Nine months ended
	September 30,		Variance
	2002	2001	Amount	%

Total revenue	$439,940	$403,753	$36,187	9%
Total expense	$279,804	$276,593	$3,211	1%
Operating income	$160,136	$127,160	$32,976	26%
Net income	$99,401	$79,102	$20,299	26%
Diluted earnings per share	$1.52	$1.22	$0.30	25%
Average diluted shares outstanding	65,303,080	64,897,087	405,993	1%
EBITDA (a)	$183,530	$153,443	$30,087	20%
Operating margin (b)	39.3%	35.7%

Assets under management ($ in millions)	$245,863	$225,596	$20,267	9%

(a)  Earnings before interest expense, taxes, depreciation and amortization.
(b)  Operating income divided by total revenue less fund administration and servicing costs-affiliates.

TABLE 2

BlackRock, Inc.
Condensed Consolidated Statements of Income
(Dollar amounts in thousands, except share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2002	2001	% Change	2002	2001	% Change
Revenue
Investment advisory and administration fees
Mutual funds	$52,009	$52,751	(1.4)%	$162,004	$162,458	(0.3)%
Separate accounts	70,149	71,430	(1.8)	235,420	213,439	10.3

Total investment advisory and administration fees	122,158	124,181	(1.6)	397,424	375,897	5.7
Other income	14,974	10,601	41.3	42,516	27,856	52.6

Total revenue	137,132	134,782	1.7	439,940	403,753	9.0

Expense
Employee compensation and benefits	50,156	53,932	(7.0)	178,372	164,896	8.2
Fund administration and servicing costs—affiliates	7,831	15,016	(47.8)	32,925	47,428	(30.6)
General and administration	23,448	20,689	13.3	67,904	56,428	20.3
Amortization of intangible assets	201	2,613	(92.3)	603	7,841	(92.3)

Total expense	81,636	92,250	(11.5)	279,804	276,593	1.2

Operating income	55,496	42,532	30.5	160,136	127,160	25.9

Non-operating income (expense)
Investment income	408	2,890	(85.9)	7,443	7,384	0.8
Interest expense	(164)	(172)	(4.7)	(519)	(574)	(9.6)

	244	2,718	(91.0)	6,924	6,810	1.7

Income before income taxes	55,740	45,250	23.2	167,060	133,970	24.7
Income taxes	22,575	17,874	26.3	67,659	54,868	23.3

Net income	$33,165	$27,376	21.1	$99,401	$79,102	25.7

Weighted-average shares outstanding
Basic	64,798,908	64,284,768	0.8%	64,725,309	64,231,342	0.8%
Diluted	65,338,340	64,947,840	0.6%	65,303,080	64,897,087	0.6%
Earnings per share
Basic	$0.51	$0.43	18.6%	$1.54	$1.23	25.2%
Diluted	$0.51	$0.42	21.4%	$1.52	$1.22	24.6%

TABLE 3

BlackRock, Inc.
Condensed Consolidated Statements of Financial Condition
(Dollar amounts in thousands)
(unaudited)

	September 30, 2002	December 31, 2001
Assets
Cash and cash equivalents	$213,675	$186,451
Accounts receivable	111,844	96,659
Investments	180,462	139,126
Property and equipment, net	93,527	70,510
Intangible assets, net	181,082	181,688
Other assets	8,984	10,044

Total assets	$789,574	$684,478

Liabilities and stockholders’ equity
Accrued compensation	$140,847	$146,019
Accounts payable and accrued liabilities	35,195	35,047
Acquired management contract obligation	6,578	7,344
Other liabilities	11,030	9,951

Total liabilities	193,650	198,361

Stockholders’ equity	595,924	486,117

Total liabilities and stockholders’ equity	$789,574	$684,478

TABLE 4

BlackRock, Inc.
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(unaudited)

	Nine months ended
	September 30,
	2002	2001

Cash flows from operating activities
Net income	$99,401	$79,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,951	18,899
Stock-based compensation	4,104	3,784
Deferred income taxes	12,039	2,619
Tax benefit from stock-based compensation	6,668	5,230
Purchase of investments, trading, net	(17,350)	—
Net loss on investments	621	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(13,629)	(13,184)
Increase in receivable from affiliates	(13,595)	(798)
Decrease in other assets	1,060	2,552
Increase (decrease) in accrued compensation	378	(8,292)
Increase in accounts payable and accrued liabilities	148	29,012
Increase in other liabilities	1,079	867

Cash provided by operating activities	96,875	119,791

Cash flows from investing activities
Purchase of property and equipment	(38,365)	(26,602)
Purchase of investments	(25,816)	(126,305)

Cash used in investing activities	(64,181)	(152,907)

Cash flows from financing activities
Issuance of class A common stock	2,212	281
Purchase of treasury stock	(9,826)	(6,472)
Reissuance of treasury stock	1,691	246
Acquired management contract obligation payment	(766)	(696)
Cash used in financing activities	(6,689)	(6,641)

Effect of exchange rate changes on cash and cash equivalents	1,219	(1)

Net increase (decrease) in cash and cash equivalents	27,224	(39,758)
Cash and cash equivalents, beginning of period	186,451	192,590

Cash and cash equivalents, end of period	$213,675	$152,832

TABLE 5

BlackRock, Inc.
Assets Under Management
(Dollar amounts in millions)
(unaudited)

	September 30,		December 31,
	2002	2001	2001

All Accounts
Fixed income	$164,310	$132,321	$135,242
Liquidity	63,557	71,277	79,753
Equity	12,506	17,119	18,280
Alternative investment products	5,490	4,879	5,309

Total	$245,863	$225,596	$238,584

Separate Accounts
Fixed income	$145,839	$118,336	$119,488
Liquidity	5,438	6,987	6,831
Liquidity-Securities lending	5,693	8,069	10,781
Equity	8,322	8,185	9,577
Alternative investment products	5,490	4,879	5,309

Subtotal	170,782	146,456	151,986

Mutual Funds
Fixed income	18,471	13,985	15,754
Liquidity	52,426	56,221	62,141
Equity	4,184	8,934	8,703

Subtotal	75,081	79,140	86,598

Total	$245,863	$225,596	$238,584

Component Changes in Assets Under Management
(Dollar amounts in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2002	2001	2002	2001
All Accounts
Beginning assets under management	$249,778	$212,694	$238,584	$203,769
Net subscriptions (redemptions)	(5,546)	11,006	2,352	19,080
Market appreciation	1,631	1,896	4,927	2,747

Ending assets under management	$245,863	$225,596	$245,863	$225,596

Separate Accounts
Beginning assets under management	$168,176	$140,005	$151,986	$133,743
Net subscriptions	357	2,775	12,435	6,672
Market appreciation	2,249	3,676	6,361	6,041

Ending assets under management	170,782	146,456	170,782	146,456

Mutual Funds
Beginning assets under management	81,602	72,689	86,598	70,026
Net subscriptions (redemptions)	(5,903)	8,231	(10,083)	12,408
Market depreciation	(618)	(1,780)	(1,434)	(3,294)

Ending assets under management	75,081	79,140	75,081	79,140

Total	$245,863	$225,596	$245,863	$225,596

BlackRock, Inc.
Assets Under Management
Quarterly Trend
(Dollar amounts in millions)
(unaudited)

	2001			2002			Nine months ended September 30, 2002
	June 30	September 30	December 31	March 31	June 30	September 30
Separate Accounts
Fixed Income
Beginning assets under management	$107,371	$110,483	$118,336	$119,488	$123,983	140,738	$119,488
Net subscriptions	2,682	2,959	1,731	4,437	12,270	281	16,988
Market appreciation (depreciation)	430	4,894	(579)	58	4,485	4,820	9,363

Ending assets under management	110,483	118,336	119,488	123,983	140,738	145,839	145,839

Liquidity
Beginning assets under management	5,713	6,782	6,987	6,831	5,441	5,516	6,831
Net subscriptions (redemptions)	1,042	181	(171)	(1,395)	80	(92)	(1,407)
Market appreciation (depreciation)	27	24	15	5	(5)	14	14

Ending assets under management	6,782	6,987	6,831	5,441	5,516	5,438	5,438

Liquidity-Securities lending
Beginning assets under management	7,514	10,004	8,069	10,781	9,544	6,435	10,781
Net subscriptions (redemptions)	2,490	(1,935)	2,712	(1,237)	(3,109)	(742)	(5,088)

Ending assets under management	10,004	8,069	10,781	9,544	6,435	5,693	5,693

Equity
Beginning assets under management	7,796	8,257	8,185	9,577	9,445	10,119	9,577
Net subscriptions (redemptions)	488	1,144	675	(80)	884	598	1,402
Market appreciation (depreciation)	(27)	(1,216)	717	(52)	(210)	(2,395)	(2,657)

Ending assets under management	8,257	8,185	9,577	9,445	10,119	8,322	8,322

Alternative investment products
Beginning assets under management	4,317	4,479	4,879	5,309	5,541	5,368	5,309
Net subscriptions	169	426	411	164	64	312	540
Market appreciation (depreciation)	(7)	(26)	19	68	(237)	(190)	(359)

Ending assets under management	4,479	4,879	5,309	5,541	5,368	5,490	5,490

Total Separate Accounts
Beginning assets under management	132,711	140,005	146,456	151,986	153,954	168,176	151,986
Net subscriptions	6,871	2,775	5,358	1,889	10,189	357	12,435
Market appreciation	423	3,676	172	79	4,033	2,249	6,361

Ending assets under management	$140,005	$146,456	$151,986	$153,954	$168,176	$170,782	$170,782

Mutual Funds
Fixed Income
Beginning assets under management	$13,600	$12,326	$13,985	$15,754	$16,270	17,175	$15,754
Net subscriptions (redemptions)	(1,207)	1,397	2,000	644	565	950	2,159
Market appreciation (depreciation)	(67)	262	(231)	(128)	340	346	558

Ending assets under management	12,326	13,985	15,754	16,270	17,175	18,471	18,471

Liquidity
Beginning assets under management	44,252	48,829	56,221	62,141	59,994	58,648	62,141
Net subscriptions (redemptions)	4,577	7,392	5,920	(2,147)	(1,347)	(6,223)	(9,717)
Market appreciation	—	—	—	—	1	1	2

Ending assets under management	48,829	56,221	62,141	59,994	58,648	52,426	52,426

Equity
Beginning assets under management	11,073	11,534	8,934	8,703	7,898	5,779	8,703
Net redemptions	(69)	(558)	(1,040)	(697)	(1,198)	(630)	(2,525)
Market appreciation (depreciation)	530	(2,042)	809	(108)	(921)	(965)	(1,994)

Ending assets under management	11,534	8,934	8,703	7,898	5,779	4,184	4,184

Total Mutual Funds
Beginning assets under management	68,925	72,689	79,140	86,598	84,162	81,602	86,598
Net subscriptions (redemptions)	3,301	8,231	6,880	(2,200)	(1,980)	(5,903)	(10,083)
Market appreciation (depreciation)	463	(1,780)	578	(236)	(580)	(618)	(1,434)

Ending assets under management	$72,689	$79,140	$86,598	$84,162	$81,602	$75,081	$75,081

BlackRock, Inc.
Assets Under Management
Quarterly Trend
(Dollar amounts in millions)
(unaudited)

	2001			2002			Nine months ended September 30, 2002
	June 30	September 30	December 31	March 31	June 30	September 30
Mutual Funds
BlackRock Funds
Beginning assets under management	$24,383	$24,589	$22,790	$24,195	$22,176	$20,264	$24,195
Net subscriptions (redemptions)	(253)	49	755	(1,830)	(1,123)	(976)	(3,929)
Market appreciation (depreciation)	459	(1,848)	650	(189)	(789)	(804)	(1,782)

Ending assets under management	24,589	22,790	24,195	22,176	20,264	18,484	18,484

BlackRock Global Series
Beginning assets under management	105	134	127	149	247	208	149
Net subscriptions (redemptions)	33	1	13	95	(52)	(4)	39
Market appreciation (depreciation)	(4)	(8)	9	3	13	(16)	—

Ending assets under management	134	127	149	247	208	188	188

BPIF
Beginning assets under management	37,047	41,954	48,889	53,167	52,534	51,127	53,167
Net subscriptions (redemptions)	4,907	6,935	4,278	(633)	(1,407)	(5,799)	(7,839)

Ending assets under management	41,954	48,889	53,167	52,534	51,127	45,328	45,328

Closed End
Beginning assets under management	6,841	5,440	6,728	8,512	8,611	9,393	8,512
Net subscriptions (redemptions)	(1,409)	1,212	1,865	149	586	830	1,565
Market appreciation (depreciation)	8	76	(81)	(50)	196	202	348

Ending assets under management	5,440	6,728	8,512	8,611	9,393	10,425	10,425

Short Term Investment Funds (STIF)
Beginning assets under management	549	572	606	575	594	610	575
Net subscriptions (redemptions)	23	34	(31)	19	16	46	81

Ending assets under management	572	606	575	594	610	656	656

Total Mutual Funds
Beginning assets under management	68,925	72,689	79,140	86,598	84,162	81,602	86,598
Net subscriptions (redemptions)	3,301	8,231	6,880	(2,200)	(1,980)	(5,903)	(10,083)
Market appreciation (depreciation)	463	(1,780)	578	(236)	(580)	(618)	(1,434)

Ending assets under management	$72,689	$79,140	$86,598	$84,162	$81,602	$75,081	$75,081